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                                                                      EXHIBIT 23



The Board of Directors and Shareholders
New American Healthcare Corporation


We consent to incorporation by reference in the registration statements of New American Healthcare Corporation on Form S-8 (Nos. 333-73323 and 333-81189) of our reports dated May 14, 1999, relating to the consolidated balance sheets of New American Healthcare Corporation and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1999, and related schedule, which reports appear in the March 31, 1999 annual report on Form 10-K of New American Healthcare Corporation.


                                   KPMG Peat Marwick LLP


                                   /s/ KPMG Peat Marwick LLP


Nashville, Tennessee
June 28, 1999